                                                                     EXHIBIT 8.2

                                 June 22, 2000



Cybergold, Inc.
1330 Broadway, 12th Floor
Oakland, CA  94612

Ladies and Gentlemen:

          We have acted as counsel to Cybergold, Inc. (the "Company"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Mygo Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Mypoints.com, Inc., a Delaware corporation ("Parent"), with and into the Company pursuant to an Agreement and Plan of Reorganization dated as of April 14, 2000, as amended by Amendment No. 1 thereto, (the "Merger Agreement") by and among Parent, Merger Sub and the Company. The Merger is described in the Registration Statement of Parent on Form S-4, as amended (the "Registration Statement") filed on June 22, 2000, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement and prospectus of the Company and Parent (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

          In that connection, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus, (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by Parent, Merger Sub and the Company in the Merger Agreement, (iii) the truth and accuracy of the officer's certificates (the "Officer's Certificates") provided to us by Parent and the Company for use in preparing our opinion and (iv) that any representation in an Officer's Certificate made "to the knowledge" or similarly qualified is correct without such qualification.

     Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the caption "THE MERGER-

Cybergold, Inc.
June 22, 2000
Page 2



Material United States Federal Income Tax Considerations of the Merger," subject to the limitations and qualifications described therein, sets forth the material federal income tax considerations generally applicable to the Merger. Because this opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the federal income tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

          This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

          We hereby consent to the use of our name under the caption "THE MERGER-Material United States Federal Income Tax Considerations of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                            Very truly yours,

                            /s/ Morrison & Foerster LLP